Pioneer Power Solutions, Inc. 8-K

Exhibit 10.1

Amended and Restated Credit Agreement

Dated as of April 29, 2016

among

Pioneer Power Solutions, Inc.,

The Guarantors from time to time party hereto,

and

Bank of Montreal, Chicago Branch

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-ii-

-iii-

Exhibit A	—	Notice of Borrowing
Exhibit B	—	Notice of Continuation/Conversion
Exhibit C-1	—	Term Note
Exhibit C-2	—	Revolving Note
Exhibit D	—	Borrowing Base Certificate
Exhibit E	—	Compliance Certificate
Exhibit F	—	Additional Guarantor Supplement
Schedule 6.2	—	Subsidiaries
Schedule 6.10	—	Litigation
Schedule 6.19	—	Collective Bargaining Agreements

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Amended and Restated Credit Agreement

This Amended and Restated Credit Agreement is entered into as of April 29, 2016, by and among Pioneer Power Solutions, Inc., a Delaware corporation (the “Borrower”), the direct and indirect Domestic Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch (the “Bank”), as the lender as provided herein.

Preliminary Statement

The Borrower, the Guarantors party thereto and the Bank are parties to a Credit Agreement dated June 28, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Borrower has requested, and the Bank has agreed to amend and restate the Existing Credit Agreement in its entirety for the sake of clarity and convenience, without constituting a novation of the obligations of the Borrower under the Existing Credit Agreement in the form of this Agreement subject to and upon the terms and conditions set forth herein.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.         Definitions; Interpretation.

         Section 1.1.         Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or another Loan Party is the surviving entity.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means (a) with respect to U.S. Prime Rate Loans under the Revolving Facility and Reimbursement Obligations, 1.00% per annum, (b) with respect to Eurodollar Loans under the Revolving Facility and Letter of Credit Fees, 2.25% per annum, (c) with respect to U.S. Prime Rate Loans under the Term Loan Facility, 1.25% per annum, (d) with respect to Eurodollar Loans under the Term Loan Facility, 2.50% per annum, (e) with respect to the Standby Fees payable under Section 3.1(a), 0.625% per annum, and (f) with respect to the MasterCard Facility the rate per annum set forth in accordance with the MasterCard Agreement and related agreements.

“Application” is defined in Section 2.3(b).

“Assigned Accounts” is defined in Section 11.2.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 of the Existing Credit Agreement or on any update of any such list provided by the Borrower to the Bank, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.

“Bank” means Bank of Montreal acting through its Chicago Branch, in its capacity as the lender hereunder, and any successor in such capacity.

“Bank Products” means each and any of the following bank products and services provided to any Loan Party by the Bank or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Obligations” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Bank under a Facility on a single date and, in the case of Eurodollar Loans, for a single Interest Period. A Borrowing is “advanced” on the day the Bank advances funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.6.

“Borrowing Base” means, as of any time it is to be determined, the sum of:

         (a)         80% of the then outstanding unpaid amount of Eligible Receivables; plus

         (b)         the lesser of (i) $5,000,000 and (ii) 50% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory; plus

         (c)         reserved; less

         (d)         Reserves established by the Bank in its Permitted Discretion (it being acknowledged and agreed for greater clarity that the Bank has agreed as of the date hereof not to establish a Reserve with respect to the Payroll Tax Liability);

provided that (i) the Bank shall have the right upon five (5) Business Days’ prior notice to the Borrower to reduce the advance rates against Eligible Receivables and Eligible Inventory in its Permitted Discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.

“Borrowing Base Certificate” means the certificate in the form of Exhibit D hereto, or in such other form acceptable to the Bank, to be delivered to the Bank pursuant to Sections 7.2 and 8.5.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois, Toronto, Canada or New York, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Canadian Credit Facilities” is defined in Section 7.2(r).

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Bank, as collateral for L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Bank or, if the Bank agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Bank.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, and (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means Nathan Mazurek ceases at any time and for any reason (including death or incapacity) to have voting control of at least 51% of the Voting Stock of the Borrower.

“Closing Date” means June 28, 2013.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents.

“Collateral Account” is defined in Section 9.4.

“Collateral Access Agreement” means any landlord waiver, warehouse, processor or other bailee letter or other agreement, in form and substance reasonably satisfactory to the Bank, between the Bank and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of the Borrower or any Domestic Subsidiary for any real property where any Collateral is located, as such landlord waiver, bailee letter or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Documents” means the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements, control agreements, and other documents as shall from time to time secure or relate to the Secured Obligations or any part thereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Current Ratio” means, as of any time the same is to be determined, the ratio of current assets of the Loan Parties and their Subsidiaries to current liabilities of the Loan Parties and their Subsidiaries, all as determined on a consolidated basis in accordance with GAAP and PCAOB standards.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Designated Disbursement Account” means the account of the Borrower maintained with the Bank or its Affiliate and designated in writing to the Bank as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Bank may otherwise agree).

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than (a) the sale or lease of inventory in the ordinary course of business, and (b) the sale, transfer, lease or other disposition of Property of a Loan Party to another Loan Party in the ordinary course of its business.

“Distribution” means the declaration or payment of any cash dividend on or in respect of any shares of any class of capital stock of the Borrower, the purchase, redemption, defeasance, retirement or other acquisition for cash of any shares of any class of capital stock of the Borrower, directly or indirectly through a subsidiary of the Loan Parties or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Loan Parties to its shareholders as such in cash; or any other cash distribution on or in respect of any shares of any class of capital stock of the Loan Parties; and the payment or distribution of any management fees.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Drawing Period End Date” is defined in Section 2.1.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income tax expense for such period, (c) depreciation of fixed assets and amortization (including, but not limited to, the amortization of any employee stock option (or similar) compensation plan) of (and other charges with respect to) intangible assets for such period, and (d) extraordinary fees or expenses not to exceed (i) $800,000 for the applicable periods set forth in Section 8.23(b) ending on or prior to December 31, 2017 and (ii) $500,000 during any twelve month period thereafter, in each case including any fees and expenses paid by the Loan Parties during such period in connection with this Agreement and the consummation of any Permitted Acquisition as defined and under the Existing Credit Agreement.

“Effective Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Bank in its discretion.

“Eligible Inventory” means raw materials, work-in-process or finished goods inventory of each Loan Party that:

         (a)         is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens, except for Liens which are junior to the Bank’s Lien which arise by operation of law for amounts not past due;

         (b)         is located in the United States of America at a Permitted Collateral Location as set forth in the Security Agreement and, in the case of any location not owned by such Person, which is at all times subject either to a Collateral Access Agreement or, in the absence of such Collateral Access Agreement and the Bank so agrees in its sole discretion, Reserves established to the satisfaction of the Bank;

         (c)         is not bill-and-hold inventory or otherwise so identified to a contract to sell that it constitutes a Receivable;

         (d)         is not obsolete and is of good and merchantable quality conforming to all standards imposed by any governmental authority free from any defects which will adversely affect the market value thereof;

         (e)         is not covered by a warehouse receipt or similar document;

         (f)         does not constitute spare or replacement parts (other than spare or replacement parts to be sold to customers in the ordinary course), packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (except to the extent such goods may be resold in the ordinary course of business), repossessed goods, defective or damaged goods, goods that have been discontinued or components thereof, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

         (g)         does not contain or bear any intellectual property rights licensed to the such Loan Party unless the Bank is satisfied that it may sell or otherwise dispose of such inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such inventory under the current licensing agreement;

         (h)         all representations and warranties set forth in this Agreement and the Collateral Documents are true and correct in all material respects with respect thereto;

         (i)         is not otherwise deemed to be ineligible in the Permitted Discretion of the Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any inventory or categories thereof of any Loan Party may be deemed ineligible by the Bank acting in its Permitted Discretion); and

         (j)         does not cause the amount of Eligible Inventory constituting work-in-process to exceed $3,000,000.

“Eligible Receivables” means any Receivable of a Loan Party that:

         (a)         (i) arises out of the sale of goods or the performance of services in the ordinary course of business that is not contingent upon the completion of any further performance by such Loan Party or any other Person on its/their behalf, (ii) does not represent a pre-billed Receivable or a progress billing or retainage amount, (iii) does not relate to the payment of interest, and (iv) is net of any deposits made by or for the account of the relevant Account Debtor;

         (b)         is payable in U.S. Dollars and the Account Debtor on such Receivable is located within the United States of America or Canada or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to, an Account Debtor located in any other country, such right is secured by a valid and irrevocable transferable letter of credit issued by a lender reasonably acceptable to the Bank for the full amount thereof or secured by an insurance policy in an amount and on such terms, and issued by an insurer, satisfactory to the Bank in its discretion, in each case which has been assigned or transferred to the Bank in a manner acceptable to the Bank;

         (c)         is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor (i) is not a Subsidiary or an Affiliate of any Loan Party, (ii) is not a shareholder, director, officer, or employee of any Loan Party or of any of its Subsidiaries, (iii) is not the United States of America or Canada, or any state, province, or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state, provincial, or local statute, as the case may be, is complied with to the satisfaction of the Bank, (iv) is not a debtor under any proceeding under any Debtor Relief Law, (v) is not an assignor for the benefit of creditors, (vi) has not sold all or substantially all of its assets, or (vii) is not Siemens Corp. or any of its Affiliates;

         (d)         is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Bank;

         (e)         is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens, except for Liens which are junior to the Bank’s Lien which arise by operation of law for amounts not past due;

         (f)         is not owing from an Account Debtor who is also a creditor or supplier of such Person, and is not subject to any offset, counterclaim, or other known defenses with respect thereto;

         (g)         no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;

         (h)         it is evidenced by an invoice to the Account Debtor dated not more than five (5) Business Days subsequent to the shipment date of the relevant inventory or completion of performance of the relevant services and is issued on ordinary trade terms requiring payment within one hundred eighty (180) days of invoice date, and has not been invoiced more than once;

         (i)         is not unpaid more than 90 days after the date of the original invoice therefor (120 days with respect to Receivables owing from Siemens and its Affiliates), and which has not been written off the books of the Loan Parties or otherwise designated as uncollectible;

         (j)         is not owed by an Account Debtor who is obligated on Receivables more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (i) above unless the Bank has approved the continued eligibility thereof;

         (k)         would not cause the total Receivables owing from any one Account Debtor and its Affiliate to exceed any credit limit established for purposes of determining eligibility hereunder by the Bank in its Permitted Discretion for such Account Debtor and for which the Bank has given the Borrower at least fifteen (15) Business Days prior notice of the establishment of any such credit limit;

         (l)         is not owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Receivable, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

         (m)         complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

         (n)         all representations and warranties set forth in this Agreement and the Collateral Documents are true and correct with respect thereto;

         (o)         does not arise from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; and

         (p)         is not otherwise deemed to be ineligible in the Permitted Discretion of the Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any Receivable of any Loan Party may be deemed ineligible by the Bank acting in its Permitted Discretion).

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary of a Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally enforceable consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 9.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Property” means (a) any leased real property; (b) any equipment securing purchase money indebtedness or Capitalized Lease Obligations if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness but only if such Indebtedness and the Liens securing the same are permitted by Sections 8.7(b) and 8.8(d) of the Credit Agreement, provided that if and when the prohibition which prevents the granting of a Lien in any such Property is removed, terminated or otherwise becomes unenforceable as a matter of law (including, without limitation, the termination of any such security interest resulting from the satisfaction of the Indebtedness secured thereby), and notwithstanding any previous release of Lien provided by the Bank requested in connection with respect to any such Indebtedness, the Excluded Property will no longer include such Property and the Bank will be deemed to have, and at all times to have had, a security interest in such property and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; (c) any permit or license issued to any Loan Party as the permit holder or licensee thereof or any lease to which any Loan Party is lessee thereof, in each case only to the extent and for so long as the terms of such permit, license, or lease effectively (after giving effect to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable law) prohibit the creation by such Loan Party of a security interest in favor of the Bank in such permit, license, or lease in favor of the Bank or would result in an effective invalidation, termination or breach of the terms of any such permit, license or lease (after giving effect to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code in the applicable state (or any successor provision or provisions) or any other applicable law), in each case unless and until any required consents are obtained, provided that the Excluded Property will not include, and the Collateral shall include and the security interest granted in the Collateral shall attach to, (x) all proceeds, substitutions or replacements of any such excluded items referred to herein unless such proceeds, substitutions or replacements would constitute excluded items hereunder, (y) all rights to payment due or to become due under any such excluded items referred to herein, and (z) if and when the prohibition which prevents the granting of a security interest in favor of the Bank in any such Property is removed, terminated, or otherwise becomes unenforceable as a matter of law, the Bank will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such Property without further action or notice by any Person; and (d) equity interests of any Foreign Subsidiary owned by any Loan Party representing more than 65% of the total voting power of all outstanding voting equity interests of such Foreign Subsidiary, with equity interests of such Foreign Subsidiary constituting “stock entitled to vote” within the meaning of Treasury regulation section 1.956-2(c)(2) being treated as voting equity interests of such Foreign Subsidiary for purposes of this clause (d).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing Credit Agreement” is defined in the recitals hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Bank acquires such interest in the Loan or Commitment or (ii) the Bank changes its lending office, except in each case to the extent that, pursuant to Section 4.1 amounts with respect to such Taxes were payable to the Bank immediately before it changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means any of the Revolving Facility, Term Loan Facility or MasterCard Facility and “Facilities” means all.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of U.S. Prime Rate.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Subsidiary” means each Subsidiary that (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Foreign Subsidiary Holding Company” means each Domestic Subsidiary of the Borrower whose sole assets are equity interests in Foreign Subsidiaries or other Foreign Subsidiary Holding Companies. As of the Effective Date, Nexus Custom Magnetics, LLC, a Texas limited liability company, JE Mexican Holdings, Inc., a Delaware corporation, and Jefferson Electric Mexico Holdings, LLC, a Wisconsin limited liability company, are the only Foreign Subsidiary Holding Companies.

“Funded Debt” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business, (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest (other than any obligation to make any payment on, or redemption of, any equity interests (x) with a stated maturity date that occurs after the Term Loan Maturity Date and (y) that are not payable at the option of the holder), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all net obligations (determined as of any time based on the termination value thereof) of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement; and (h) all Guarantees of such Person in respect of any of the foregoing; provided, however, that Funded Debt shall exclude Subordinated Debt owed to Bemag Transformer Inc.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 10, and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance acceptable to the Bank.

“Guarantors” means (a) Jefferson Electric, Inc., (b) PCP, (c) PCEP, (d) TESI and (e) any Domestic Subsidiary formed or acquired by the Borrower after the date hereof that becomes a party to this Agreement pursuant to Section 11. For the avoidance of doubt, no Foreign Subsidiary shall be a Guarantor.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedging Agreement.

“Hedging Liability” means the liability of any Loan Party to the Bank or any Affiliates of the Bank in respect of any Hedging Agreement of the type permitted under Section 8.7(c) as such Loan Party may from time to time enter into with the Bank or its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided, however, that, with respect to any Guarantor, the Hedging Liability of any Loan Party Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Indebtedness” means the indebtedness of any Loan Party and includes, without duplication (in each case, whether such obligation is with full or limited recourse):

         (a)         any obligation of such Loan Party for borrowed money;

         (b)         any obligation of such Loan Party evidenced by a bond, debenture, note or similar instrument;

         (c)         any obligation of such Loan Party to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business;

         (d)         any obligation of such Loan Party as lessee under any capital lease;

         (e)         any obligation of such Loan Party to reimburse any other person in respect of amounts drawn or drawable under any letter of credit or other guarantee or under any bankers’ or trade acceptance issued or accepted by such other person, whether contingent or non-contingent;

         (f)         all obligations of such Loan Party to purchase, redeem retire, decrease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Loan Party or any other person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference plus accrued and unpaid dividends;

         (g)         any obligation of such Loan Party to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property;

         (h)         any Indebtedness of others secured by a Lien on any asset of such Loan Party;

         (i)         any Indebtedness of others guaranteed by such Loan Party; and

         (j)         all net obligations and liabilities of such Loan Party in respect of “Specified Transactions” (as such term is defined in the 1992 Multicurrency-Cross Border Master Agreement published by the International Swaps and Derivatives Associates, Inc.).

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Loan Parties and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and PCAOB standards.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any U.S. Prime Rate Loan, the last day of every calendar month and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending in the case of Eurodollar Loans, one (1), two (2), or three (3) months thereafter, provided, however, that:

         (i)          no Interest Period shall extend beyond the final maturity date of the relevant Loans;

         (ii)         no Interest Period with respect to any portion of the Term Loan shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loan, unless the sum of (a) the aggregate principal amount of the Term Loan that constitutes U.S. Prime Rate Loans plus (b) the aggregate principal amount of the Term Loan that constitutes Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the portion of the principal amount to be paid on the Term Loan, on such payment date;

         (iii)        whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

         (iv)         for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“IRS” means the United States Internal Revenue Service.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means the U.S. Dollar Equivalent of $1,000,000, as reduced or otherwise amended pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lending Office” is defined in Section 4.7.

“Letter of Credit” is defined in Section 2.3(a).

“Letter of Credit Fee” is defined in Section 3.1(b).

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Term Loan or the outstanding amounts owing under the MasterCard Facility, whether outstanding as a U.S. Prime Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranty Agreements, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Party” means the Borrower and each of the Guarantors.

“MasterCard Agreement” means the MasterCard Agreement entered into between the Borrower and the Bank, as amended, restated, supplemented or otherwise modified from time to time.

“MasterCard Facility” means the revolving credit facility in the aggregate principal amount of up to $100,000 in U.S. Dollars which the Bank will make available to the Borrower at its discretion pursuant to and in accordance with the provisions of the MasterCard Agreement and the other provisions of this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, financial condition or operating results of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the material rights and remedies of the Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties and its Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Mortgages” means, collectively, each Mortgage and Security Agreement with Assignment of Rents and each Deed of Trust and Security Agreement with Assignment of Rents between the Borrower or another Loan Party and the Bank relating to such Person’s real property delivered to the Bank pursuant to Section 11.4 as the same may be amended, modified, supplemented or restated from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition (including, expenses, fees and commissions), (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (iii) income taxes to be paid in connection with such Disposition, and (iv) the principal amount of any Indebtedness permitted hereby which is secured by a prior perfected Lien on the asset subject to such Disposition and is required to be repaid in connection with such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Loan Parties and their Subsidiaries for such period computed on a consolidated basis in accordance with GAAP and PCAOB standards; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, any Loan Party or another Subsidiary, (b) the net income (or net loss) of any Person (other than a Subsidiary) in which any Loan Party or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to a Loan Party or any of its Subsidiaries during such period, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary, and (d) extraordinary or non-recurring gains.

“Net Worth” means, for any Person and at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of such Person in accordance with GAAP and PCAOB standards.

“Non-Canadian Subsidiaries” means and includes all Subsidiaries of the Borrower which are not organized under the laws of Canada or a province or territory thereof.

“Note” and “Notes” each is defined in Section 2.10.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any other Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.15.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payroll Tax Liability” means the liability of the Borrower for the failure to pay payroll taxes to the IRS for the period from and including January 1, 2014 until and including September 30, 2015.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCP” means Pioneer Critical Power Inc., a Delaware corporation.

“PCEP” means Pioneer Custom Electrical Products Corp., a Delaware corporation.

“PECI” means Pioneer Electrogroup Canada Inc., a Quebec corporation.

“PECI Letter Loan Agreement” means that certain Second Amended and Restated Credit Agreement dated as of the date hereof among PECI and its Subsidiaries, as borrowers, and the Bank, as the same may be amended, modified or restated from time to time.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by any Loan Party or any Domestic Subsidiary of a Loan Party.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP and PCAOB standards.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing, whether evidenced by accounts, instruments, chattel paper, or general intangibles.

“Reimbursement Obligation” is defined in Section 2.3(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Reserves” means any and all reserves which the Bank deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Receivables, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Hedging Liability and Bank Product Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any part thereof or any Loan Party; provided that in no event shall Reserves at one time exceed $500,000.

“Responsible Officer” of any person means any executive officer or Financial Officer of such Person and any other officer, general partner or managing member or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement whose signature and incumbency shall have been certified to the Bank on or after the Closing Date pursuant to an incumbency certificate of the type contemplated by Section 7.2.

“Revolving Facility” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.2(a) and 2.3.

“Revolving Credit Exposure” means, at any time, the aggregate principal amount at such time of the Bank’s outstanding Revolving Loans and L/C Obligations at such time.

“Revolving Credit Line” means the maximum amount of Revolving Loans and Letters of Credit at any one time outstanding under the Revolving Facility, not to exceed the amount set forth in Section 2.2(a), as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Revolving Credit Termination Date” means the date demand for payment of the Revolving Loans and cash collateralization of the Letters of Credit is made by the Bank but if no such demand is sooner made, July 31, 2017, or such earlier date on which the Revolving Credit Line is terminated in whole pursuant to Section 2.11, 9.2 or 9.3.

“Revolving Loan” is defined in Section 2.2(a) and, as so defined, includes a U.S. Prime Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.10.

“S&P” means Standard & Poor’s Ratings Services Group, a Standard & Poor’s Financial Services LLC business.

“Secured Obligations” means the Obligations, Hedging Liability, and Bank Product Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, Secured Obligations Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Security Agreement” means that certain Security Agreement dated the Closing Date among the Loan Parties and the Bank, as the same may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” means Indebtedness which is subordinated in right of payment to the prior payment of the Secured Obligations pursuant to subordination provisions approved in writing by the Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case reasonably satisfactory to the Bank.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Sweep to Loan Arrangement” means a cash management arrangement established by the Borrower with the Bank, pursuant to which the Bank is authorized (a) to make advances of Revolving Loans hereunder, the proceeds of which are deposited by the Bank into a designated account of the Borrower maintained at the Bank, and (b) to accept as prepayments of the Revolving Loans hereunder proceeds of excess targeted balances held in such designated account at the Bank, which cash management arrangement is subject to such agreement(s) and on such terms acceptable to the Bank.

“Tangible Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Loan Parties and their Subsidiaries determined on a consolidated basis in accordance with GAAP and PCAOB standards, minus the sum of (a) all assets which would be classified as intangible assets under GAAP and PCAOB standards, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (b) the write-up of assets above cost.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility” means the credit facility for the Term Loan described in Section 2.1.

“Term Loan” is defined in Section 2.1 and, as so defined, includes a U.S. Prime Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means the obligation of the Bank to make the Term Loan in the principal amount not to exceed the amount set forth in Section 2.1.

“Term Loan Maturity Date” means December 2, 2019.

“Term Note” is defined in Section 2.10.

“TESI” means Titan Energy Systems Inc., a Minnesota corporation.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid or payable in connection with any Acquisition, whether paid at or prior to or after the closing thereof, (b) indebtedness payable to the seller in connection with such Acquisition, including all “earn-out” and other future payment obligations subject to the occurrence of any contingency (provided that, in the case of any future payment subject to a contingency, such shall be considered part of the Total Consideration to the extent of the reserve, if any, required under GAAP and PCAOB standards to be established in respect thereof by any Loan Party or any Subsidiary of a Loan Party), (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon any Loan Party or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the U.S. Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Unfinanced Capital Expenditures” means, with respect to any period, the aggregate amount of Capital Expenditures made by the Loan Parties and their Non-Canadian Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness; provided that any Capital Expenditures financed under the Revolving Facility shall be considered Unfinanced Capital Expenditures.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Dollar Equivalent” means (a) the amount of any Obligation or Letter of Credit denominated in U.S. Dollars, and (b) in relation to any Obligation or Letter of Credit denominated in another currency, the amount of U.S. Dollars which would be realized by converting such currency into U.S. Dollars at the exchange rate quoted to the Bank at the time of such calculation.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Prime Rate” means, for any day, the rate per annum equal to the greater of: (a) the rate of interest announced or otherwise established by the Bank from time to time as the base rate it will use to determine rates of interest for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the U.S. Prime Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said base rate (it being acknowledged and agreed that such rate may not be the Bank’s best or lowest rate), and (b) the sum of (i) the rate determined by the Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for sale to the Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%.

“U.S. Prime Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Withholding Agent” means any Loan Party and the Bank.

Section 1.2.          Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP and PCAOB standards except where such principles are inconsistent with the specific provisions of this Agreement. The Borrower covenants and agrees with the Bank that whether or not the Borrower may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.

Section 1.3.          Change in Accounting Principles. If, after the Effective Date, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Bank may by notice to the Bank or the Borrower, respectively, require that the Bank and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 2.          The Facilities.

Section 2.1.          Term Loan Facility. The Bank previously on or about December 2, 2014 extended loans (the “Term Loan”) in U.S. Dollars to the Borrower in the amount of $5,000,000, at which time the Term Loan Commitment has expired, and the Borrower agrees that such amount is justly due and owing without offset or counterclaim. The parties acknowledge and agree that as of the Effective Date, the outstanding principal amount of the Term Loan is $4,718,750 , and the Bank hereby agrees to continue such Term Loan subject to the terms and conditions hereof, As provided in Section 2.6(a), the Borrower may elect that the Term Loan be outstanding as U.S. Prime Rate Loans or Eurodollar Loans. No amount repaid or prepaid on the Term Loan may be borrowed again.

Section 2.2.          Revolving Facility; Revolving Credit Line, MasterCard Facility. (a) Revolving Facility; Revolving Credit Line. Subject to the terms and conditions hereof, the Borrower may request and the Bank shall consider in its discretion making a loan or loans (individually a “Revolving Loan” and collectively, the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to $14,000,000, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Line in effect at such time and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate. As provided in Section 2.6(a), the Borrower may elect that each Borrowing of Revolving Loans be either U.S. Prime Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof. The Borrower acknowledges that the Revolving Loans and the Revolving Note are payable upon demand and that nothing contained herein or in the Revolving Note shall in any manner affect or impair the right of the Bank to demand payment of the Revolving Loans and Revolving Note, or refuse to extend Revolving Loans, at any time it deems fit, even though no Default has occurred or is continuing and even though the Borrower is in compliance with the terms of this Agreement and the Revolving Note.

(b)          MasterCard Facility. Relying on each of the representations and warranties set out herein and subject to the terms and conditions hereof, the Bank agrees to make the MasterCard Facility available to the Borrower pursuant to the MasterCard Agreement. The Borrower agrees to use the MasterCard Facility solely to pay for and temporarily finance day to day business expenses of the Borrower and for no other purpose. The MasterCard Facility shall mature and be due and payable by the Borrower on demand.

Section 2.3.          Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, the Bank shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Letters of Credit shall constitute usage of the Revolving Credit Line in an amount equal to the L/C Obligations then outstanding.

(b)          Applications. At any time before the Revolving Credit Termination Date, the Bank shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars and other currencies approved by the Bank, in a form satisfactory to the Bank, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the Bank for the Letter of Credit requested (each an “Application”). The Borrower agrees that if on the Revolving Credit Termination Date any Letters of Credit remain outstanding, the Borrower shall then deliver to the Bank, without notice or demand, Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding (which shall be held by the Bank pursuant to the terms of Section 9.4). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1, (ii) except as otherwise provided herein or in Section 2.8, unless an Event of Default exists, the Bank will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, except as otherwise provided for in Section 2.6(b), the Borrower’s obligation to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the U.S. Prime Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). The Bank agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 and the other terms of this Section.

(c)          The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of the Borrower to reimburse the Bank for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the Bank on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Bank’s principal office in Chicago, Illinois, or such other office as the Bank may designate in writing to the Borrower (who shall thereafter cause to be distributed to the Bank such amount(s) in like funds).

(d)          Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Bank shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by applicable law) suffered by the Borrower or any Loan Party that are caused by the Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as determined by a court of competent jurisdiction by final and nonappealable judgment), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)          Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Bank of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Bank, in each case, together with the fees called for by this Agreement.

Section 2.4.          Applicable Interest Rates. (a) U.S. Prime Rate Loans. Each U.S. Prime Rate Loan made or maintained by the Bank shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the U.S. Prime Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)          Eurodollar Loans. Each Eurodollar Loan made or maintained by the Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a U.S. Prime Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)          Rate Determinations. The Bank shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder in a manner consistent with the terms of this Agreement, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5.          Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of U.S. Prime Rate Loans advanced under a Facility shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Facility shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Without the Bank’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 2.6.          Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Bank. The Borrower shall give notice to the Bank by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Bank to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Bank to advance a Borrowing of U.S. Prime Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.5, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into U.S. Prime Rate Loans or (ii) if such Borrowing is of U.S. Prime Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Bank by telephone, telecopy, or other telecommunication device acceptable to the Bank (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Bank), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Bank. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of U.S. Prime Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Bank (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) with respect to the Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Event of Default then exists. The Borrower agrees that the Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Bank has acted in reliance thereon.

(b)          Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of U.S. Prime Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Bank by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of U.S. Prime Rate Loans under the Revolving Facility on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(c)          Disbursement of Loans. The Bank shall make the proceeds of each new Borrowing available to the Borrower at the Bank’s principal office in Chicago, Illinois (or at such other location as the Bank shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Bank may otherwise agree.

(d)          Sweep to Loan Arrangement. So long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Revolving Loans may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements hereunder for any advance of Revolving Loans or for any prepayment of any Revolving Loans. The making of any such Revolving Loans shall otherwise be subject to the other terms and conditions of this Agreement. All Revolving Loans advanced or prepaid pursuant to such Sweep to Loan Arrangement shall be Base Rate Loans. The Bank shall have the right in its sole discretion to suspend or terminate the making and/or prepayment of Revolving Loans pursuant to such Sweep to Loan Arrangement with notice to the Borrower (which may be provided on a same-day basis), whether or not any Default exists. The Bank shall not be liable to the Borrower or any other Person for any losses directly or indirectly resulting from events beyond the Bank’s reasonable control, including without limitation any interruption of communications or data processing services or legal restriction or for any special, indirect, consequential or punitive damages in connection with any Sweep to Loan Arrangement.

Section 2.7.          Maturity of Loans. (a) Scheduled Payments of Term Loan. The Borrower shall make principal payments on the Term Loan in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending June 30, 2016, with the amount of each such principal installment to equal the percentage of the original Borrowing of the Term Loan set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A	Column B

Payment Date	Percentage
06/30/16	0.625%
09/30/16	0.625%
12/31/16	0.625%
03/31/17	2.50%
06/30/17	2.50%
09/30/17	2.50%
12/31/17	2.50%
03/31/18	3.00%
06/30/18	3.00%
09/30/18	3.00%
12/31/18	3.00%
03/31/19	3.75%
06/30/19	3.75%
09/30/19	3.75%

, with a final payment of all principal and interest not sooner paid on the Term Loan due and payable on the Term Loan Maturity Date.

(b)          Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on demand.

Section 2.8.          Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of U.S. Prime Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding) upon not less than three (3) Business Days prior notice by the Borrower to the Bank in the case of any prepayment of a Borrowing of Eurodollar Loans and notice delivered by the Borrower to the Bank no later than 10:00 a.m. (Chicago time) on the date of prepayment in the case of a Borrowing of U.S. Prime Rate Loans (or, in any case, such shorter period of time then agreed to by the Bank), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of the Term Loan or any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Bank under Section 4.5.

(b)          Mandatory. (i) The Borrower shall, on each date the Revolving Credit Line is reduced pursuant to Section 2.11 or at any time when the unpaid principal balance of Revolving Loans and L/C Obligations outstanding exceeds the Revolving Credit Line, prepay the Revolving Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Line has been so reduced.

(ii)         If at any time the sum of the unpaid principal balance of the Revolving Loans and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, the Borrower shall within 2 Business Days’ pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until paid in full with any remaining balance to be held by the Bank in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(iii)        If the Borrower or any Domestic Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify the Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Domestic Subsidiary in respect thereof) and, within 2 Business Days of receipt by the Borrower or such Domestic Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as (A) such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents or (B) the Net Cash Proceeds received from such Event of Loss are less than $25,000, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of the Borrower not exceeding $100,000 in the aggregate so long as no Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default then exists, if the Borrower states in its notice of such event that the Borrower or the relevant Domestic Subsidiary intends to reinvest, within 180 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then the Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 180-day period. Promptly after the end of such 180-day period, the Borrower shall notify the Bank whether the Borrower or such Domestic Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full and then to the Revolving Facility, provided that proceeds from an Event of Loss relating to Eligible Inventory and Eligible Receivables then included in the Borrowing Base shall first be applied to the Revolving Facility, but without a reduction of the Revolving Credit Line. If the Bank so requests, all proceeds of such Disposition or Event of Loss shall be deposited with the Bank (or its agent) and held by it in the Collateral Account. So long as no Event of Default exists, the Bank shall disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(iv)          If after the Effective Date the Borrower or any Domestic Subsidiary shall issue any Indebtedness, other than Indebtedness permitted by Section 8.7, the Borrower shall promptly notify the Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Domestic Subsidiary in respect thereof. Within 2 Business Days of receipt by the Borrower or such Domestic Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full and then to the Revolving Facility, but without a reduction of the Revolving Credit Line. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Bank for any breach of Section 8.7 or any other terms of the Loan Documents.

(v)          Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of U.S. Prime Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of the Term Loan or any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Bank under Section 4.5. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4.

(c)          Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loan paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining payments on the relevant Loans in the inverse order of maturity.

Section 2.9.          Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, letter of credit fees and other amounts at a rate per annum equal to:

(a)          for any U.S. Prime Rate Loan, the sum of 2.0% plus the Applicable Margin plus the U.S. Prime Rate from time to time in effect;

(b)          for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for U.S. Prime Rate Loans plus the U.S. Prime Rate from time to time in effect;

(c)          for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation;

(d)          for any Letter of Credit, the sum of 2.0% plus the Letter of Credit Fee due under Section 3.1(b) with respect to such Letter of Credit; and

(e)          for any other amount owing hereunder not covered by clauses (a) through (d) above, the sum of 2.0% plus the Applicable Margin plus the U.S. Prime Rate from time to time in effect;

provided, however, that in the absence of acceleration pursuant to Section 9.2 or 9.3, any adjustments pursuant to this Section shall be made at the election of the Bank, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, interest shall be paid on demand of the Bank.

Section 2.10.          Evidence of Indebtedness. (a) The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each Loan made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder.

(b)          The Bank shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Bank hereunder and (iii) the amount of any sum received by the Bank hereunder from the Borrower.

(c)          The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)          The Borrower shall prepare, execute and deliver to the Bank a promissory note or notes payable to the Bank or its registered assigns in the forms of Exhibit C-1 (in the case of the Term Loan and referred to herein as a “Term Note”) and C-2 (in the case of the Revolving Loans and referred to herein as a “Revolving Note”) (the Term Note and Revolving Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”).

Section 2.11.          Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Bank (or such shorter period of time agreed to by the Bank), to terminate the Revolving Credit Line without premium or penalty and in whole or in part, any partial termination to be in an amount not less than $1,000,000, provided that the Revolving Credit Line may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Line below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.

(b)          Any termination of the Revolving Credit Line pursuant to this Section may not be reinstated.

Section 3.          Fees.

Section 3.1.          Fees. (a) Reserved.

(b)          Administration Fee. On the date hereof and on each anniversary of the Effective Date until the Revolving Loans are terminated, the Borrower shall pay to the Bank an administration fee equal to 0.10% of the Revolving Credit Line then in effect, whether or not in use.

(c)          Letter of Credit Fees. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Effective Date, the Borrower shall pay to the Bank a letter of credit fee (the “Letter of Credit Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the Bank the Bank’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the Bank from time to time.

(d)          Interim Amendment Fee. The Borrower shall pay to the Bank on the date of any subsequent amendments to this Agreement after the date hereof a non-refundable interim amendment fee in the amount of $46,797.

(e)          Late Fees. In addition to any other amounts due hereunder, if any payment due hereunder is not received by the Bank on or before 1:00 p.m. (Chicago time) of the tenth (10th) day after such payment is due, the Borrower shall pay to the Bank on demand a late fee equal to the greater of (i) five percent (5%) of the amount due and (ii) $15.00.

Section 4.          Taxes; Change in Circumstances, Increased Costs, and Funding Indemnity.

Section 4.1.          Taxes. (a) Certain Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(f)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Survival. Each party’s obligations under this Section shall survive any assignment of rights by the Bank, the termination of the Facilities and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.2.          Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for the Bank to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, the Bank shall promptly give notice thereof to the Borrower and the Bank’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for the Bank to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to the Bank under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from the Bank by means of U.S. Prime Rate Loans.

Section 4.3.          Unavailability of deposits or inability to ascertain, or inadequacy of, libor. If on or prior to the first day of any interest period for any borrowing of eurodollar loans:

(a)          the Bank determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)          the Bank determines that (i) LIBOR as determined by the Bank will not adequately and fairly reflect the cost to the Bank of funding Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make Eurodollar Loans shall be suspended.

Section 4.4.          Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank (except any reserve requirement reflected in the Adjusted LIBOR);

 (ii)        subject the Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on the Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Bank or any Letter of Credit issued by the Bank;

and the result of any of the foregoing shall be to increase the cost to the Bank of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Bank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank or the Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, the Facilities of the Bank or the Loans made by, or the Letters of Credit issued by the Bank, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.5.          Funding Indemnity. If the Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Bank) as a result of:

(a)          any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)          any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a U.S. Prime Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 2.6(a) or 2.2(a),

(c)          any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d)          any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 4.6.          Discretion of the Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, the Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if the Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 4.7.          Lending Offices; Mitigation Obligations. The Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower. If the Bank requests compensation under Section 4.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Bank or any Governmental Authority for the account of the Bank pursuant to Section 4.1, then the Bank shall (consistent with its internal policy and legal and regulatory restrictions) designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, and (ii) would not subject the Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Bank.

Section 5.          Place and Application of Payments.

Section 5.1.          Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Bank by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Bank or its Affiliate, BMO Harris Bank N.A., in Chicago, Illinois (or such other location as the Bank may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Bank on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.

Section 5.2.          Non-Business Days. Subject to the definition of Interest Period, if any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 5.3.          Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Bank or the Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred

 Section 5.4.          Account Debit. The Borrower hereby irrevocably authorizes the Bank to charge any of the Borrower’s deposit accounts maintained with the Bank or any of its Affiliates for the amounts from time to time necessary to pay any then due Obligations; provided that the Bank acknowledges and agrees that the Bank shall not be under an obligation to do so and the Bank shall not incur any liability to the Borrower or any other Person for the Bank’s failure to do so.

Section 6.          Representations and Warranties.

The Borrower, for itself and each other Loan Party represents and warrants to the Bank as follows:

Section 6.1.          Organization and Qualification. Each Loan Party is duly organized, validly existing, and in good standing as a corporation, limited liability company, or partnership, as applicable, under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2.          Subsidiaries. Each Subsidiary that is not a Loan Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary (including Subsidiaries that are Loan Parties), the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by any Loan Party and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the relevant Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Bank pursuant to the Collateral Documents or otherwise permitted by this Agreement. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3.          Authority and Validity of Obligations. Each Loan Party has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for (in the case of the Borrower), to guarantee the Secured Obligations (in the case of each Guarantor), to grant to the Bank the Liens described in the Collateral Documents executed by such Loan Party, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any material provision of law or any judgment, injunction, order or decree binding upon any Loan Party or any Subsidiary of a Loan Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Loan Party or any Subsidiary of a Loan Party, (b) contravene or constitute a default under any material covenant, indenture or agreement of or affecting any Loan Party or any Subsidiary of a Loan Party or any of their respective Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Loan Party or any Subsidiary of a Loan Party other than the Liens granted in favor of the Bank pursuant to the Collateral Documents.

Section 6.4.          Use of Proceeds; Margin Stock. The Borrower used the proceeds of the Term Loan to finance Permitted Acquisitions (as defined in the Existing Credit Agreement) and to pay fees and expenses incurred in connection therewith; and the Borrower shall use the proceeds of the Revolving Facility to refinance existing Indebtedness outstanding on the Effective Date, repay working capital loans made by PECI, and for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. No Loan Party nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Loan Parties and their Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5.          Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2015, and the related consolidated statements of income, retained earnings and cash flows of such Persons for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of BDO USA, LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at February 29, 2016, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 2 months then ended, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. No Loan Party nor any of its Subsidiaries has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5.

Section 6.6.          No Material Adverse Change. Since December  31, 2015, except for the Payroll Tax Liability, there has been no change in the condition (financial or otherwise) or business prospects of any Loan Party or any Subsidiary of a Loan Party except those occurring in the ordinary course of business, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 6.7.          Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not (taken as a whole) contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not materially misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Loan Parties only represent that the same were prepared on the basis of information and estimates the Loan Parties believed to be reasonable.

Section 6.8.          Trademarks, Franchises, and Licenses. Except as would be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9.          Governmental Authority and Licensing. The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, would reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the any Loan Party, threatened.

Section 6.10.          Good Title. The Loan Parties and their Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Loan Parties and their Subsidiaries furnished to the Bank (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8.

Section 6.11.          Litigation and Other Controversies. Except as set forth on Schedule 6.10, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened, against any Loan Party or any Subsidiary of a Loan Party or any of their respective Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12.          Taxes. All federal and material state, local, and foreign Tax returns required to be filed by any Loan Party or any Subsidiary of a Loan Party in any jurisdiction have, in fact, been filed, and all Taxes upon any Loan Party or any Subsidiary of a Loan Party or upon any of their respective Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except for the Payroll Tax Liability and for such Taxes, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Loan Party knows of any proposed additional Tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for Taxes on the books of each Loan Party and each of its Subsidiaries have been made for all open years, and for its current fiscal period.

Section 6.13.          Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party or any Subsidiary of a Loan Party of any Loan Document, except for (i) such approvals which have been obtained prior to the Effective Date and remain in full force and effect, (ii) filings which are necessary to perfect the security interests under the Collateral Documents, and (iii) where failure to obtain, effect or make any such approval, authorization, consent, exemption, or other action, notice or filing would not reasonably be expected to have a Material Adverse Effect.

Section 6.14.          Affiliate Transactions. No Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15.          Investment Company. No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16.          ERISA. Each Loan Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Loan Party nor any of its Subsidiaries has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17.          Compliance with Laws. (a) Except for the Payroll Tax Liability, no Loan Party nor any Subsidiary of a Loan Party is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it, where such violation would reasonably be expected to have a Material Adverse Effect.

(b)          Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties represent and warrant that: (i) the Loan Parties and their Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Loan Parties and their Subsidiaries have obtained all material governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Loan Parties and their Subsidiaries have not, and no Loan Party has knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of each Loan Party, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Loan Parties and their Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Loan Parties and their Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Loan Parties and their Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving any Loan Party or any Subsidiary of a Loan Party or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against any Loan Party or any Subsidiary of a Loan Party or such Premises; (viii) none of the Premises are subject to any, and no Loan Party has knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18.          OFAC. (a) Each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of each Loan Party is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) each Loan Party has provided to the Bank all information requested by them regarding such Loan Party and its Affiliates and Subsidiaries necessary for the Bank to comply with all applicable OFAC Sanctions Programs, and (d) to the best of each Loan Party’s knowledge, no Loan Party nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 6.19.          Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of a Loan Party pending or, to the knowledge of any Loan Party, threatened. Except as set forth on Schedule 6.19, there are no collective bargaining agreements in effect between any Loan Party or any Subsidiary of a Loan Party and any labor union; and no Loan Party nor any of its Subsidiaries is under any obligation to assume any collective bargaining agreement to or conduct any negotiations with any labor union with respect to any future agreements. Each Loan Party and its Subsidiaries have remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance, and pension plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Lien against any of its Property, except for Liens permitted by Section 8.8.

          Section 6.20.          Other Agreements. No Loan Party nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured would reasonably be expected to have a Material Adverse Effect.

          Section 6.21.          Solvency. The Loan Parties and their Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

          Section 6.22.          No Default. No Default has occurred and is continuing.

          Section 6.23.          No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Loan Parties hereby agree to indemnify the Bank against, and agree that they will hold the Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 7.          Conditions Precedent.

          Section 7.1.          All Credit Events. At the time of each Credit Event hereunder:

          (a)          each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as of said time (where not already qualified by materiality, otherwise in all respects), except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date;

          (b)          other than the Existing Defaults being waived pursuant to Section 12.18 hereof, no Default shall have occurred and be continuing or would occur as a result of such Credit Event;

          (c)          after giving effect to such extension of credit the aggregate principal amount of all Revolving Loans and L/C Obligations outstanding under this Agreement shall not exceed the lesser of (i) the Revolving Credit Line and (ii) the Borrowing Base as then determined and computed;

          (d)          in the case of a Borrowing the Bank shall have received the notice required by Section 2.6, in the case of the issuance of any Letter of Credit the Bank shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 3.1, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the Bank together with fees called for by Section 3.1; and

          (e)          such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Bank may continue to make advances under the Revolving Facility in its sole discretion, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or other condition set forth above that may then exist.

          Section 7.2.          Amendment and Restatement. The obligation of the Bank to amend and restate the Existing Credit Agreement pursuant hereto is subject to the following conditions precedent:

          (a)          the Bank shall have received this Agreement duly executed by the Borrower and each Guarantor, and the Bank;

          (b)          the Bank shall have received duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10;

          (c)          the Bank shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by its Secretary or Assistant Secretary (or comparable Responsible Officer);

          (d)          the Bank shall have received copies of the certificates of good standing for each Loan Party (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

          (e)          the Bank shall have received the initial fees called for by Section 3.1;

          (f)          the Bank shall have received financing statement, tax, and judgment lien search results against each Loan Party and its Property evidencing the absence of Liens thereon except as permitted by Section 8.8;

          (g)          the Bank shall have received the favorable written opinion of counsel to each Loan Party, in form and substance satisfactory to the Bank;

          (h)          the Bank shall have received, sufficiently in advance of the Effective Date, all documentation and other information requested by the Bank required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 12.16; and the Bank shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for the Borrower and each other Loan Party;

          (i)          confirmation that all conditions precedent for the facilities granted by the Bank to the PECI and its Subsidiaries (the “Canadian Credit Facilities”) have been met to the satisfaction of the Bank and its legal counsel; and

          (j)          the Bank shall have received such other agreements, instruments, documents, certificates, and opinions as the Bank may reasonably request.

          Section 7.3.          Reserved.

Section 8.          Covenants.

Each Loan Party agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

Section 8.1.          Maintenance of Business. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c); provided, however, that nothing in this Section shall prevent the Borrower from dissolving any of its Subsidiaries if such action is, in the reasonable business judgment of the Borrower, desirable in the conduct of its business and is not disadvantageous in any material respect to the Bank. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.

          Section 8.2.          Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to maintain its material property, plant, and equipment in good repair, working order and condition (ordinary wear and tear and casualty events excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

          Section 8.3.          Taxes and Assessments. Each Loan Party shall duly pay and discharge, and shall cause each of its Subsidiaries to duly pay and discharge, all federal and material state, local, and foreign Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

          Section 8.4.          Insurance. Each Loan Party shall maintain and shall cause their Subsidiaries to maintain, with financially sound and reputable insurers, such insurance as is customary for Persons engaged in the same or similar business, and the Loan Parties shall maintain flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards. The Loan Parties shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. All such policies of insurance shall contain satisfactory mortgagee/lender’s loss payable endorsements, naming the Bank (or its security trustee) as mortgagee or a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to the Bank. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ (ten (10) days’ in the case of nonpayment of insurance premiums) prior written notice to the Bank in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of the Bank shall not be impaired or invalidated by any act or neglect of any Loan Party or any Subsidiary of a Loan Party, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. The Borrower shall deliver to the Bank (a) on the Effective Date and at such other times as the Bank shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by the Bank, copies of all insurance policies of the Loan Parties and their Subsidiaries. The Borrower also agrees to deliver to the Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

          Section 8.5.          Financial Reports. The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain proper books of records and accounts reasonably necessary to prepare financial statements required to be delivered pursuant to this Section 8.5 in accordance with GAAP and PCAOB standards and shall furnish to the Bank:

          (a)          as soon as available, and in any event no later than 25 days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, together with an accounts receivable and accounts payable aging, and an inventory stock status report prepared by the Borrower and certified to by a Financial Officer of the Borrower;

          (b)          as soon as available, and in any event no later than 30 days after the last day of each of the first two fiscal months of each fiscal quarter of the Borrower, a copy of the consolidated and consolidating balance sheet of (i) the Borrower and its Non-Canadian Subsidiaries and (ii) the Borrower and its Subsidiaries, each as of the last day of such fiscal month and the consolidated and consolidating statements of income, retained earnings, and cash flows of (i) the Borrower and its Non-Canadian Subsidiaries and (ii) the Borrower and its Subsidiaries, each for the fiscal month then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and PCAOB standards (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by a Financial Officer of the Borrower;

          (c)          as soon as available, and in any event no later than 45 days after the last day of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of (i) the Borrower and its Non-Canadian Subsidiaries and (ii) the Borrower and its Subsidiaries, as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of (i) the Borrower and its Non-Canadian Subsidiaries and (ii) the Borrower and its Subsidiaries, each for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and PCAOB standards (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by a Financial Officer of the Borrower;

          (d)          as soon as available, and in any event no later than 120 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Loan Parties and their Non-Canadian Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Loan Parties and their Non-Canadian Subsidiaries for the fiscal year then ended, and accompanying notes thereto and a supplemental informational section that contains consolidating financial statements for the fiscal year then ended, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by a compilation report of BDO USA, LLP or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and PCAOB standards and present fairly in accordance with GAAP and PCAOB standards the consolidated financial condition of the Loan Parties and Non-Canadian Subsidiaries of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended;

          (e)          as soon as available, and in any event no later than 120 days after the last day of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of BDO USA, LLP or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and PCAOB standards and present fairly in accordance with GAAP and PCAOB standards the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (f)          as soon as available, and in any event no later than 120 days after the last day of each fiscal year of PECI, a copy of the consolidated balance sheet of PECI and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of PECI and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto and a supplemental informational section that contains consolidating financial statements for the fiscal year then ended, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by a compilation report of BDO USA, LLP or another firm of independent public accountants of recognized standing, selected by PECI and reasonably satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and PCAOB standards and present fairly in accordance with GAAP and PCAOB standards the consolidated financial condition of PECI and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended;

          (g)          promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of any Loan Party’s or any of its Subsidiary’s operations and financial affairs given to it by its independent public accountants;

          (h)          promptly after the sending or filing thereof, copies of each Form 10-K, Form 10-Q, Form 8-K, Form S-1 and Form S-3 reports filed by any Loan Party or any Subsidiary of a Loan Party with any securities exchange or the Securities and Exchange Commission or any successor agency;

          (i)          promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of any Loan Party or any Subsidiary of a Loan Party or of notice of any material noncompliance with any applicable law, regulation or guideline relating to any Loan Party or any Subsidiary of a Loan Party or their respective business;

          (j)          as soon as available, and in any event no later than February 28, 2017, a copy of the consolidated and consolidating business plan for the Loan Parties and their Subsidiaries for following fiscal year, such business plan to show the projected consolidated and consolidating revenues, expenses and balance sheet of the Loan Parties on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Bank (which shall include a summary of all assumptions made in preparing such business plan);

          (k)          notice of any Change of Control;

          (l)           promptly after knowledge thereof shall have come to the attention of any Responsible Officer of any Loan Party, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Loan Party or any Subsidiary of a Loan Party or any of their Property which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Material Adverse Effect, or (iii) the occurrence of any Default;

          (m)         with each of the financial statements delivered pursuant to subsections (c) and (d) above, a written certificate in the form attached hereto as Exhibit E signed by a Financial Officer of the Borrower to the effect that to the best of such officer’s knowledge and belief no Event of Default has occurred during the period covered by such statements or any Default exists or, if any such Event of Default has occurred during such period or Default exists, setting forth a description of such Default and specifying the action, if any, taken by the relevant Loan Party or its Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.23 (Financial Covenants);

          (n)          as soon as available, and in any event no later than 25 days after the last day of each calendar month, an updated 3-month cash flow forecast showing projected cash receipts and cash disbursements (including referencing line item sources and uses of cash) of the Borrower and its Subsidiaries over the following 3-month period, together with a reconciliation of actual cash receipts and cash disbursements of the Borrower and its Subsidiaries from the prior month against the prior month forecast and showing any deviations on a cumulative basis and providing a written explanation of the variances prepared by the Borrower and in form and substance, and with detail, as the Bank may request;

          (o)          as soon as available, and in any event no later than 25 days after the last day of each calendar month, copies of any IRS reports, agreements or communication with respect to the status of the Payroll Tax Liability; and

          (p)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of any Loan Document, as the Bank may reasonably request.

          Section 8.6.          Inspection; Field Audits. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit the Bank and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Loan Parties hereby authorize such accountants to discuss with the Bank the finances and affairs of the Loan Parties and their Subsidiaries) at such reasonable times and intervals as the Bank may designate and, so long as no Default exists, with reasonable prior notice to the Borrower; provided, however, that in the absence of any Default, the Borrower shall not be required to pay the Bank for more than one (1) such inspection per calendar year. The Borrower shall pay to the Bank charges for field audits of the Collateral, inspections and visits to Property, inspections of corporate books and financial records, examinations and copies of books of accounts and financial record and other activities permitted in this Section performed by the Bank or its agents or third party firms, in such amounts as the Bank may from time to time request (the Bank acknowledging and agreeing that any internal charges for such audits and inspections shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits, but in no event exceeding $25,000 per audit); provided, however, that in the absence of any Default, the Borrower shall not be required to pay the Bank for more than one (1) such audit per calendar year and the Bank does not have the present intention of conducting field audits.

          Section 8.7.          Borrowings and Guaranties. No Loan Party shall, nor shall it permit any of its Domestic Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness, or incur liabilities under any Hedging Agreement, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness or undertaking of any Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

          (a)          the Secured Obligations (and any guarantees of such obligations) of the Loan Parties owing to the Bank (and its Affiliates);

          (b)          purchase money indebtedness and Capitalized Lease Obligations of the Loan Parties in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding;

          (c)          obligations of the Loan Parties arising out of interest rate, foreign currency, and commodity Hedging Agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

          (d)          endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

          (e)          intercompany advances from time to time owing between the Loan Parties or owing from a Loan Party to PECI and its Subsidiaries, in each case, in the ordinary course of business;

          (f)          Subordinated Debt in an amount not to exceed $1,750,000 in the aggregate on the Closing Date, as reduced by permitted payments thereon;

          (g)          Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

          (h)          Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capitalized Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts and similar obligations, in each case, provided in the ordinary course of business;

          (i)           Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

          (j)           Indebtedness representing deferred compensation to directors, officers, employees of any Loan Party incurred in the ordinary course of business;

          (k)          Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

          (l)           guaranty from the Borrower of Indebtedness of PECI, Pioneer Transformers Ltd. and Bemag Transformer Inc. owing to the Bank or its Affiliates; and guaranties from Loan Parties of Indebtedness of Subsidiaries which are not Loan Parties in an amount not to exceed $2,750,000;

          (m)         any guarantee by a Loan Party of Indebtedness of any other Loan Party, so long as the incurrence of such Indebtedness is otherwise permitted under the terms of this Agreement; and

          (n)          unsecured Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted by this Section in an amount not to exceed $200,000 in the aggregate at any one time outstanding.

          Section 8.8.          Liens. No Loan Party shall, nor shall it permit any of its Domestic Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a)          Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Loan Party or any Subsidiary of a Loan Party is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

          (b)          mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

          (c)          judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Loan Parties secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $200,000 at any one time outstanding;

          (d)          Liens on equipment of any Loan Party created solely for the purpose of securing indebtedness permitted by Section 8.7(b), representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of such Loan Party other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

          (e)          any interest or title of a lessor under any operating lease, including the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases entered into by any Loan Party in the ordinary course of its business;

          (f)          easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party or any Subsidiary of a Loan Party;

          (g)          bankers’ Liens, rights of setoff and other similar Liens (including under Section 4-210 of the Uniform Commercial Code) in one or more deposit accounts maintained by any Loan Party or any Subsidiary of a Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

          (h)          Liens granted in favor of the Bank pursuant to the Collateral Documents;

          (i)           Liens arising out of conditional sale, title retention, consignment or similar arrangements (including Liens arising under Section 2-502 of the Uniform Commercial Code) for the sale of goods entered into by any Loan Party or any Subsidiary of a Loan Party in the ordinary course of business;

          (j)           non-exclusive licenses of intellectual property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of any Loan Party or any Subsidiary of a Loan Party;

          (k)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto permitted by Section 8.7(k);

          (l)           Liens in favor of a Loan Party;

          (m)         Liens securing refinancing Indebtedness to the extent such Liens do not extend to or cover any property of a party not previously subjected to Liens relating to the Indebtedness being refinanced;

          (n)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (o)          Liens consisting of an agreement to dispose of any Property in a disposition permitted under Section 8.10, in each case, solely to the extent such disposition would have been permitted on the date of the creation of such Lien; and

          (p)          Liens on cash collateral to secure Subordinated Debt in existence on the Closing Date in an amount not to exceed $165,280.50 so long as such cash collateral is required to be maintained by the lender to the holder of the Subordinated Debt.

          Section 8.9.          Investments, Acquisitions, Loans and Advances. No Loan Party shall, nor shall it permit any of its Domestic Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a)          Cash Equivalents;

          (b)          the Loan Parties’ existing investments in their respective Subsidiaries outstanding on the Effective Date;

          (c)          intercompany advances (and the repayment of intercompany advances) made from time to time between the Loan Parties in the ordinary course of business;

          (d)          investments by any Loan Party and its Subsidiaries in connection with interest rate, foreign currency, and commodity Hedging Agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

          (e)          promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 8.10;

          (f)          investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

          (g)          guaranties permitted by Section 8.7(m);

          (h)          any Acquisition for which the Total Consideration in the aggregate is less than $1,000,000 in any calendar year;

          (i)           other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

          Section 8.10.          Mergers, Consolidations and Sales. No Loan Party shall, nor shall it permit any of its Subsidiaries to, be a party to any merger or consolidation or amalgamation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

          (a)          the sale or lease of inventory in the ordinary course of business;

          (b)          the sale, transfer, lease or other disposition of Property of any Loan Party to one another in the ordinary course of its business;

          (c)          the merger of any Loan Party with and into the Borrower or any other Loan Party, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger;

          (d)          the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

          (e)          the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the relevant Loan Party or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

          (f)          normal cash discounts on normal trade terms in the ordinary course of business;

          (g)          the sale of Receivables owing by Siemens Corp. or its Affiliates to Orbian and/or Orbian Corp. pursuant to a discounting agreement which is non-recourse to the Borrower or any Subsidiary and which agreement is otherwise satisfactory to the Bank and which agreement cannot be amended without the consent of the Bank; and

          (h)          the Disposition of Property of any Loan Party or any Subsidiary of a Loan Party (including any Disposition of Property as part of a sale and leaseback transaction) aggregating for all Loan Parties and their Subsidiaries not more than $200,000 during any fiscal year of the Borrower; provided, however, that this clause (h) shall not permit any Loan Party to factor any of its Receivables with any party except as permitted by clause (g) above.

          Section 8.11.          Maintenance of Subsidiaries. No Loan Party shall assign, sell or transfer, nor shall it permit any of its Subsidiaries to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (b) any transaction permitted by Section 8.10(c) above, and (c) Liens on the capital stock or other equity interests of Subsidiaries granted to the Bank pursuant to the Collateral Documents or the Canadian Credit Facilities.

          Section 8.12.          Dividends and Certain Other Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, make any Distributions; provided, however, that the foregoing shall not operate to prevent:

          (i)          the making of dividends or distributions by any Subsidiary to any Borrower; and

          (ii)         so long as no Default exists or would exist after giving effect thereto, Distributions made by Borrower in any calendar year in an aggregate amount less than or equal to 25% of Borrower’s Net Income in the immediately preceding calendar year.

          Section 8.13.          ERISA. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Bank of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Loan Party or any Subsidiary of a Loan Party of any material liability, fine or penalty, or any material increase in the contingent liability of any Loan Party or any Subsidiary of a Loan Party with respect to any post-retirement Welfare Plan benefit.

          Section 8.14.          Compliance with Laws. (a) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

          (b)          Without limiting the agreements set forth in Section 8.14(a) above, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify the Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with any Loan Party or any Subsidiary of a Loan Party or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting any Loan Party’s or any of its Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Bank any reasonably requested environmental record concerning the Premises which any Loan Party or any Subsidiary of a Loan Party possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

          Section 8.15.          Compliance with OFAC Sanctions Programs. (a) Each Loan Party shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

          (b)          Each Loan Party shall provide the Bank any information regarding the Loan Parties, their Affiliates, and their Subsidiaries necessary for the Bank to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.

          (c)          If any Loan Party obtains actual knowledge or receives any written notice that any Loan Party, any Affiliate or any Subsidiary of any Loan Party is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Loan Party shall promptly (i) give written notice to the Bank of such OFAC Event, and (ii) comply in all material respects with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Loan Party hereby authorizes and consents to the Bank taking any and all steps the Bank deems necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

          Section 8.16.          Burdensome Contracts With Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

          Section 8.17.          No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

          Section 8.18.          Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Loan Parties shall provide the Bank notice thereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary. The Loan Parties shall, and shall cause their Subsidiaries to, timely comply with the requirements of Sections 10 and 11 with respect to any Subsidiary that is required to become a Guarantor hereunder. Except for Foreign Subsidiaries existing on the Effective Date and identified on Schedule 6.2, no Loan Party, nor shall it permit any of its Subsidiaries to, form or acquire any Foreign Subsidiary.

          Section 8.19.          Change in the Nature of Business. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Loan Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

          Section 8.20.          Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4.

          Section 8.21.          No Restrictions. Except as provided herein and in the Canadian Credit Facilities, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any Subsidiary of a Loan Party to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by such Loan Party or any other Subsidiary, (b) pay any indebtedness owed to any Loan Party or any other Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its Property to any Loan Party or any other Subsidiary, or (e) guarantee the Secured Obligations and/or grant Liens on its assets to the Bank as required by the Loan Documents.

          Section 8.22.          Subordinated Debt. No Loan Party shall, nor shall it permit any of its Domestic Subsidiaries to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, the Loan Parties may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

          Section 8.23.          Financial Covenants. (a) Current Ratio. As of the last day of each fiscal quarter of the Borrower, the Loan Parties and their Subsidiaries shall maintain a Current Ratio of not less than the corresponding ratio set forth opposite such determination date below:

Fiscal Quarter Ending on or about	Current Ratio shall not be less than:

3/31/16 and 6/30/16	1.00 to 1.0

9/30/16	1.05 to 1.0

12/31/16	1.10 to 1.0

3/31/17 and each fiscal quarter thereafter	1.10 to 1.0

          (b)          EBITDA. The Loan Parties and their Subsidiaries shall not permit EBITDA, on a consolidated basis, (i) on or prior to December 31, 2016, for the period from and including January 1, 2016 and ending as of the last day of the fiscal quarter of the Borrower set forth below and (ii) from and after January 1, 2017 for the four (4) consecutive fiscal quarters of the Borrower then most recently completed, determined on the last day of each fiscal quarter of the Borrower to be less than the applicable amount set forth opposite such determination date below in the “Minimum EBITDA Covenant Level” column:

Fiscal Quarter Ending on or about	Budgeted Minimum EBITDA	Minimum EBITDA Covenant Level

3/31/2016	$832,000	$665,600

6/30/2016	$2,207,000	$1,765,600

9/30/2016	$4,541,000	$3,632,800

12/31/2016	$7,200,000	$5,760,000

3/31/17 and each fiscal quarter thereafter	$7,200,000	$5,760,000

          In addition to the foregoing rolling four quarter test above, for the fiscal quarter ending March 31, 2017 and the two fiscal quarters ending June 30, 2017, the Loan Parties and their Subsidiaries shall not permit EBITDA, on a consolidated basis, to be less than $665,600 and $1,765,600, respectively.

          (c)          Tangible Net Worth. As of the last day of each fiscal quarter of the Borrower, the Loan Parties and their Subsidiaries shall maintain Tangible Net Worth of not less than the corresponding amount set forth opposite such determination date below in the “Minimum Tangible Net Worth” column:

Period(s) Ending	Budgeted Tangible Net Worth shall not be less than:	Minimum Tangible Net Worth shall not be less than:

3/31/16	$3,800,000	$3,230,000

6/30/16	$5,400,000	$4,590,000

9/30/16	$6,600,000	$5,610,000

12/31/16	$7,900,000	$6,715,000

3/31/17 and at all times thereafter	$8,300,000	$7,055,000

          Section 8.24.          Foreign Subsidiary Holding Companies. Notwithstanding anything contained in the Agreement to the contrary, the Foreign Subsidiary Holding Companies shall not engage in any business or other activity, own any material assets or property, incur any Indebtedness or material liabilities or grant Liens on any part of its Property, other than (i) ownership of the capital stock of a Foreign Subsidiary or another Foreign Subsidiary Holding Company, (ii) maintenance of its corporate existence, and (iii) activities relating to legal, Tax, and accounting matters with respect to any of the foregoing activities.

          Section 8.25.          Post-Closing Covenant. Within 30 days of the Effective Date, the Loan Parties agree to deliver the favorable written opinion of Minnesota counsel to TESI, in form and substance satisfactory to the Bank.

Section 9.          Events of Default and Remedies.

          Section 9.1.          Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

          (a)          default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of three (3) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

          (b)          default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.22 or 8.23 of this Agreement or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon; provided not more than twice per fiscal year the Borrower may remedy a default with respect to Section 8.5 within five (5) Business Days;

          (c)          default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within ten (10) Business Days after written notice thereof is given to the Borrower by the Bank;

          (d)          any representation or warranty made in Section 6 hereof or any material representation or warranty made in any other Loan Document or in any certificate furnished to the Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby shall have been incorrect in any material respect as of the date of the issuance or making or deemed making thereof;

          (e)          (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof, or (iv) any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (v) any Loan Party or any Domestic Subsidiary of a Loan Party makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Secured Obligations, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;

          (f)          default shall occur under the Canadian Credit Facilities; or default shall occur under any Material Indebtedness issued, assumed or guaranteed by any Loan Party or any Subsidiary of a Loan Party, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Material Indebtedness (whether or not such maturity is in fact accelerated), or any such Material Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

          (g)          (i) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party or any Subsidiary of a Loan Party, or against any of their respective Property, in an aggregate amount for all such Persons in excess of $500,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party or any Subsidiary of a Loan Party to enforce any such judgment, or (ii) any Loan Party or any Subsidiary of a Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

          (h)          any Loan Party or any Subsidiary of a Loan Party, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating for all such Persons in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Loan Party or any Subsidiary of a Loan Party, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Loan Party or any Subsidiary of a Loan Party, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

          (i)           any Change of Control shall occur;

          (j)           any Loan Party or any Subsidiary of a Loan Party shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate or similar action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k); or

          (k)          a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any Subsidiary of a Loan Party, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any Loan Party or any Subsidiary of a Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

          (l)           the occurrence of any fact, event or circumstance, which, in the good faith determination of the Bank, would have a Material Adverse Effect.

          Section 9.2.          Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Bank may, by written notice to the Borrower: (a) terminate the remaining Facilities and all other obligations of the Bank hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that the Borrower immediately deliver to the Bank Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Bank would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. In addition, the Bank may exercise all rights and remedies available to it under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.

          Section 9.3.          Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately deliver to the Bank Cash Collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, the Borrower acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit. In addition, the Bank may exercise all rights and remedies available to it under the Loan Documents or applicable law or equity when any such Event of Default has occurred and is continuing.

          Section 9.4.          Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under any of Sections 2.3(b), 2.8(b), 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Bank as provided in subsection (b) below.

          (b)          All amounts prepaid pursuant to subsection (a) above shall be held by the Bank in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Bank (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Bank, and to the payment of the unpaid balance of all other Secured Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Bank. If and when requested by the Borrower, the Bank shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Bank is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the Bank. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 2.8(b), at the request of the Borrower the Bank shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default exists. After all Letters of Credit have expired or been cancelled and the expiration or termination of all Facilities, at the request of the Borrower, the Bank shall release any remaining amounts held in the Collateral Account following payment in full in cash of all Secured Obligations.

          Section 9.5.          Post-Default Collections. Anything contained herein or in the other Loan Documents to the contrary notwithstanding (including, without limitation, Section 2.8(b)), all payments and collections received in respect of the Obligations and all proceeds of the Collateral and payments made under or in respect of the Guaranty Agreements received, in each instance, by the Bank after acceleration or the final maturity of the Obligations or termination of the Facilities as a result of an Event of Default shall be remitted to the Bank and applied in the Bank’s discretion.

Section 10.          The Guarantees.

          Section 10.1.          The Guarantees. To induce the Bank to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Facilities and for other good and valuable consideration, receipt of which is hereby acknowledged, each Domestic Subsidiary party hereto (including any Domestic Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Bank) and the Borrower (as to the Secured Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Bank and its Affiliates, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Obligations, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, its Guarantee of Hedging Liability of any Loan Party shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

          Section 10.2.          Guarantee Unconditional. The obligations of each Guarantor under this Section 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

          (a)          any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

          (b)          any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;

          (c)          any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

          (d)          the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Bank or any other Person, whether or not arising in connection herewith;

          (e)          any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

          (f)          any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;

          (g)          any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations; or

          (h)          any other act or omission to act or delay of any kind by the Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 10.

          Section 10.3.          Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 10 shall remain in full force and effect until the Facilities are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Bank Product Obligations shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

          Section 10.4.          Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Secured Obligations shall have been paid in full subsequent to the termination of all the Facilities and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Secured Obligations and all other amounts payable by the Loan Parties hereunder and the other Loan Documents and (y) the termination of the Facilities and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Bank (and its Affiliates) and shall forthwith be paid to the Bank (and its Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

          Section 10.5.          Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations. During the existence of any Event of Default, subject to Section 10.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Bank for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 10.

          Section 10.6.          Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Bank or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

          Section 10.7.          Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 10 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 10 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

          Section 10.8.          Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Bank.

          Section 10.9.          Benefit to Guarantors. The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

          Section 10.10.        Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 10.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.          Collateral.

          Section 11.1.          Collateral. The Secured Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of each Loan Party in all of its real property, personal property, and fixtures, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) the Collateral shall not include Excluded Property, (ii) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Bank, Liens on vehicles or other goods which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $100,000 in the aggregate, and (iii) the Collateral need not include (or be perfected if a Lien is granted) those assets of any Loan Party as to which the Bank in its sole discretion determines that the cost of obtaining a security interest in or perfection thereof are excessive in relation to the value of the security to be afforded thereby. Each Loan Party acknowledges and agrees that the Liens on the Collateral shall be granted to the Bank and shall be valid and perfected first priority Liens (to the extent perfection by filing, registration, recordation, possession or control is required herein or in any other Loan Document) subject to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Bank.

          Section 11.2.          Depository Banks. Each Loan Party shall maintain at the Bank (or one of its Affiliates) as its primary depository bank, including for its principal operating, administrative, cash management, lockbox arrangements, collection activity, and other deposit accounts for the conduct of its business. All deposit accounts shall be maintained with the Bank or such other bank(s) reasonably acceptable to the Bank subject to deposit account control agreements in favor of the Bank on terms reasonably satisfactory to the Bank (all such deposit accounts maintained with the Bank or with such other bank(s) subject to a deposit account control agreement being hereinafter collectively referred to as the “Assigned Accounts”). Each Loan Party shall make such arrangements as may be reasonably requested by the Bank to assure that all proceeds of the Collateral are deposited (in the same form as received) in one or more Assigned Accounts. Any proceeds of Collateral received by any Loan Party shall be promptly deposited into an Assigned Account and, until so deposited, shall held by it in trust for the Bank. Each Loan Party acknowledges and agrees that the Bank has (and is hereby granted to the extent it does not already have) a Lien on each Assigned Account and all funds contained therein to secure the Secured Obligations. The Bank agrees with the Loan Parties that if and so long as no Default has occurred or is continuing, amounts on deposit in the Assigned Accounts will (subject to the rules and regulations as from time to time in effect applicable to such demand deposit accounts) be made available to the relevant Loan Party for use in the conduct of its business. Upon the occurrence of a Default, the Bank may apply the funds on deposit in any and all such Assigned Accounts to the Secured Obligations (whether or not then due).

          Section 11.3.          Liens on Real Property. In the event that any Loan Party owns or hereafter acquires any real property (other than Excluded Property), such Loan Party shall execute and deliver to the Bank a mortgage or deed of trust acceptable in form and substance to the Bank for the purpose of granting to the Bank (or a security trustee therefor) a Lien on such real property to secure the Secured Obligations, shall pay all taxes, costs, and expenses incurred by the Bank in recording such mortgage or deed of trust, and shall supply to the Bank at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Bank insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Bank in connection therewith.

          Section 11.4.          Further Assurances. Each Loan Party agrees that it shall, from time to time at the request of the Bank, execute and deliver such documents and do such acts and things as the Bank may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event any Loan Party forms or acquires any other Domestic Subsidiary after the date hereof, except as otherwise provided in the definition of Guarantor, the Loan Parties shall promptly upon such formation or acquisition cause such newly formed or acquired Domestic Subsidiary to execute a Guaranty Agreement and such Collateral Documents as the Bank may then require, and the Loan Parties shall also deliver to the Bank, or cause such Domestic Subsidiary to deliver to the Bank, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Bank in connection therewith.

Section 12.          Miscellaneous.

          Section 12.1.          Notices. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

          (i)          if to the Borrower or any other Loan Party, to it at 400 Kelby Street, 12th Floor, Fort Lee, NJ 07024, Attention of Thomas Klink (Facsimile No. (212) 867-1325; Telephone No. (201) 244-4410; E-Mail: tklink@pioneerpowersolutions.com), with a copy to Rick Werner, Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112 (Facsimile No. (212) 884-8233; Telephone No. (212) 867-0700);

          (ii)          if to the Bank, to Bank of Montreal at 234 Simcoe Street, 3rd Floor, Toronto, Ontario M5T 1T4, Attention of Maria Tan (Facsimile No. 416-598-6269 Telephone No. 416-498-6756), with respect to Borrowings; and at Director, Corporate Finance Division, 105 St-Jacques St, 5th Floor, Montreal, Quebec H2Y 1L6 (Facsimile No. 514-877-1947; Telephone No. 514-877-1270) with respect to all other matters.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

          (b)          Electronic Communications. The Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

          (c)          Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

          Section 12.2.          Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank; provided that any amendment or modification to the terms of this Agreement or any Loan Document shall also be signed by the Loan Parties against whom such changes or modifications are to be enforced. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          Section 12.3.          Costs and Expenses; Indemnification. (a) The Borrower agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and reasonable attorneys’ fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any guarantor). The Borrower further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the fraud, gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

          (b)          The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of the Borrower or any Subsidiary owing to the Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Bank’s fraud, willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all Obligations owing to the Bank and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Bank and its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

          (c)          All amounts due under this Section shall be payable 10 days after demand therefor.

          (d)          Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

          Section 12.4.          No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

          Section 12.5.          Right of Setoff. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, if an Event of Default shall have occurred and be continuing, the Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Bank or its Affiliates, irrespective of whether or not the Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Bank and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank or its Affiliates may have. The Bank agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          Section 12.6.          Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

          Section 12.7.          Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans and Letters of Credit, including, but not limited to, Sections 4.1, 4.4, 4.5, and 12.3, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

          Section 12.8.          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

          Section 12.9.          Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

          Section 12.10.        Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

          Section 12.11.        Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

          Section 12.12.          Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Bank may have received hereunder shall, at the option of the Bank, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Bank has received the amount of interest which the Bank would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

          Section 12.13.          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Bank is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Bank has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Bank are arm’s-length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Bank, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) the Bank has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Bank and its respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and the Bank has no obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

          Section 12.14.          Binding Nature; Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

          (b)          This agreement, the Notes and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of Illinois without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

          (c)          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

          (d)          Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.14(c). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (e)          Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 12.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

          Section 12.15.          Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document or the transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

          Section 12.16.          USA Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

          Section 12.17.          Effect of Restatement. This Agreement shall become effective on the Effective Date and shall supersede all provisions of the Existing Credit Agreement as of such date. All references made to the Existing Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement. This Agreement amends and restates the Existing Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the indebtedness, obligations and liabilities of the Borrower or any Guarantor evidenced or provided for thereunder.

Notwithstanding anything contained herein, this Agreement is not intended to and does not serve to effect a novation of the “Obligations” pursuant to the Existing Credit Agreement. Instead, it is the express intention of the parties hereto to reaffirm the Loan created under the Existing Credit Agreement, which is evidenced by the notes provided for therein and secured by the Collateral. The Borrower and each Guarantor acknowledges and confirms the Liens and security interests granted pursuant to the Loan Documents secure the indebtedness, liabilities and obligations of the Borrower and the Guarantors to the Bank under the Existing Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrower or any Guarantor to the Bank) includes, without limitation, the indebtedness, liabilities and obligations of the Borrower under the Notes to be delivered hereunder, and under the Existing Credit Agreement, as amended and restated hereby, as the same may be further amended, restated, supplemented or otherwise modified from time to time. The Borrower and each Guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) ratifies and reaffirms that such grant of security interests and Liens and confirms and agrees that such security interests and Liens hereafter secure all of the Obligations as amended hereby.

In addition, the Borrower acknowledges receipt of a copy of the PECI Letter Loan Agreement and hereby consents to and agrees with all of the terms, conditions and transactions contemplated thereunder and agrees that the amendment and restatement of the Existing Letter Loan Agreement (as defined in the PECI Letter Loan Agreement) shall have no effect on the obligations of the Borrower pursuant to that certain Guaranty Agreement, dated June 28, 2013, by the Borrower (as amended, restated, supplemented or otherwise modified from time to time, the “Canadian Facility Guaranty Agreement”). The Borrower confirms that the Canadian Facility Guaranty Agreement and all of the Borrower’s obligations thereunder remain in full force and effect and, without limiting the foregoing, the Borrower acknowledges and agrees that all loans and advances and other credit extended under the PECI Letter Loan Agreement shall constitute “Indebtedness”, as such term is defined in the Canadian Facility Guaranty Agreement, and that is guaranteed by the Borrower under the Canadian Facility Guaranty Agreement. The Borrower hereby reaffirms all of the terms, provisions, agreements and covenants contained in the Canadian Facility Guaranty Agreement. The Borrower agrees that its consent or affirmation to any extensions of credit to PECI under the Loan Documents (as defined in the PECI Letter Loan Agreement) shall not be required as a result of this reaffirmation having been obtained.

          Section 12.18.          Limited Waivers. The Loan Parties and their Subsidiaries have failed to comply, as of the last day of the fiscal quarter of Borrower ending December 31, 2015, with the financial covenant levels as forth in Section 8.23(a), Section 8.23(c), Section 8.23(e) and Section 8.26 of the Existing Credit Agreement (collectively, with any defaults under the Existing Credit Agreement that may exist in connection with the foregoing, the “Existing Defaults”). The Borrower has requested that the Bank permanently waive the Existing Defaults. Subject to the satisfaction of the conditions precedent set forth in Sections 7.1 and 7.2, the Bank hereby permanently waives the Existing Defaults. This waiver is limited to the matters and time periods expressly stated herein. Except as specifically waived hereby, all of the terms and conditions of the Credit Agreement shall stand and remain in full force and effect.

[Signature Pages to Follow]

This Amended and Restated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Pioneer Power Solutions, Inc.

N	By		/s/ Nathan Mazurek
		Name	Nathan Mazurek
		Title	CEO

“Guarantors”

Jefferson Electric, Inc.

By		/s/ Nathan Mazurek
	Name	Nathan Mazurek
	Title	CEO

Pioneer Critical Power Inc.

By		/s/ Nathan Mazurek
	Name	Nathan Mazurek
	Title	CEO

Pioneer Custom Electrical Products Corp.

By		/s/ Nathan Mazurek
	Name	Nathan Mazurek
	Title	CEO

Titan Energy Systems Inc.

By		/s/ Nathan Mazurek
	Name	Nathan Mazurek
	Title	CEO

[Signature Page to Amended and Restated Credit Agreement]

S-1

“Bank”

Bank of Montreal, acting through its Chicago Branch

By		/s/ Joseph W. Linder
	Name:	Joseph W. Linder
	Title:	Vice President

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

Exhibit A

Notice of Borrowing

Date:	_______________, ____

To:	Bank of Montreal, as lender under the Amended and Restated Credit Agreement dated as of April 29, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Pioneer Power Solutions, Inc., as Borrower, the Guarantors party thereto, and Bank of Montreal

Ladies and Gentlemen:

The undersigned, Pioneer Power Solutions, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.6 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is ___________, ____.

2. The aggregate amount of the proposed Borrowing is $______________.

3. The Borrowing is being advanced under the [Revolving] [Term Loan] Facility.

4. The Borrowing is to be comprised of $___________ of [U.S. Prime Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)        the representations and warranties contained in Section 6 of the Credit Agreement are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date); and

(b)          no Default has occurred and is continuing or would result from such proposed Borrowing.

Pioneer Power Solutions, Inc.

By
Name
Title

Exhibit B

Notice of Continuation/Conversion

Date: ____________, ____

To:	Bank of Montreal, as lender under the Amended and Restated Credit Agreement dated as of April 29, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Pioneer Power Solutions, Inc., as Borrower, the Guarantors party thereto, and Bank of Montreal

Ladies and Gentlemen:

The undersigned, Pioneer Power Solutions, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is __________, ____.

2. The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $______________.

3. The Loans are to be [converted into] [continued as] [Eurodollar] [U.S. Prime Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the [Revolving] [Term] Loans included in the [conversion] [continuation] shall be _________ months.

Pioneer Power Solutions, Inc.

By
Name
Title

Exhibit C-1

Term Note

U.S. $4,718,750	April 29, 2016

For Value Received, the undersigned, Pioneer Power Solutions, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to Bank of Montreal (the “Lender”) or its registered assigns at the principal office of the Lender in Chicago, Illinois (or such other location as the Lender may designate to the Borrower), in immediately available funds, the principal sum of Four Million Seven Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($4,718,750) or, if less, the aggregate unpaid principal amount of the Term Loan made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by the Credit Agreement, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note, issued in substitution of and replacement for the Term Note of the Borrower in favor of the Bank under the Existing Credit Agreement, is the Term Note referred to in the Amended and Restated Credit Agreement dated as of April 29 , 2016, among the Borrower, the Guarantors party thereto, and the Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Pioneer Power Solutions, Inc.

By	/s/ Nathan Mazurek
	Name	Nathan Mazurek
	Title	CEO

Exhibit C-2

Revolving Note

U.S. $14,000,000	April 29, 2016

For Value Received, on demand, the undersigned, Pioneer Power Solutions, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to Bank of Montreal (the “Lender”) or its registered assigns at the principal office of the Lender in Chicago Illinois (or such other location as the Lender may designate to the Borrower), in immediately available funds, the principal sum of Fourteen Million Dollars ($14,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note, issued in substitution of and replacement for the Revolving Note of the Borrower in favor of the Bank under the Existing Credit Agreement, is the Revolving Note referred to in the Amended and Restated Credit Agreement dated as of April 29 , 2016, among the Borrower, the Guarantors party thereto, and the Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Pioneer Power Solutions, Inc.

By	/s/ Nathan Mazurek
	Name	Nathan Mazurek
	Title	CEO

Exhibit D

Pioneer Power Solutions, Inc.

Borrowing Base Certificate

To:	Bank of Montreal, as lender under the Credit Agreement described below

Pursuant to the terms of the Amended and Restated Credit Agreement dated as of April 29, 2016, among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.

A.	Receivables in Borrowing Base

1.	Gross Receivables
Less
(a) Ineligible sales
(b) Owed by an account debtor who is an Affiliate
(c) Owed by an account debtor who is in an insolvency or reorganization proceeding
(d) Credits/allowances
(e) Unpaid more than 90 days from invoice date
(f) Otherwise ineligible
2.	Total Deductions (sum of lines A1a - A1f)
3.	Eligible Receivables (line A1 minus line A2)
4.	Eligible Receivables in Borrowing Base (line A3 x .80)

B.	Inventory in Borrowing Base

1.	Gross inventory of Finished Goods, Work-in-Process and Raw Materials
2.	Less
(a) Finished Goods, Work-in-Process and Raw Materials not located at approved locations
(b) Obsolete, slow moving, or not merchantable
(c) Work-in-process in excess of $3,000,000
(d) Otherwise ineligible
2.	Total Deductions (sum of lines B2a - B2d above)
3.	Eligible Inventory (line B1 minus line B2)
4.	Eligible Inventory in Borrowing Base determination (line B3 x .50)

C.	Inventory in Borrowing Base

1.	Inventory Cap	$5,000,000
2.	Eligible Inventory included in Borrowing Base determination (Line B4)
3.	Eligible Inventory in Borrowing Base (Lesser of C1 and C2)

D.	Total Borrowing Base

1.	Line A4
2.	Line C3
3.	Reserves established by the Bank
4.	Sum of Lines D1 and D2 less Line D3 (Borrowing Base)

E.	Revolving Facility Advances

1.	Revolving Loans
2.	Letters of Credit
3.	Total Outstandings (Sum of lines E1 and E2)

F.	Available Borrowing Base Collateral

(line D4 minus line E3)

Dated as of this ______ day of __________________.

Pioneer Power Solutions, Inc.

By
Name
Title

Exhibit E

Pioneer Power Solutions, Inc.

Compliance Certificate

To:	Bank of Montreal, as lender under the Credit Agreement described below

This Compliance Certificate is furnished to the Bank pursuant to that certain Amended and Restated Credit Agreement dated as of April 29, 2016 among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1.     I am the duly elected __________________________ of Pioneer Power Solutions, Inc.;

2.     I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.     The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.     The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5.     The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

Pioneer Power Solutions, Inc.

By
Name
Title

Schedule I

to Compliance Certificate

Pioneer Power Solutions, Inc.

Compliance Calculations

for Amended And Restated Credit Agreement dated as of April 29, 2016, as amended

Calculations as of _____________, _______

Financial Covenants (Section 8.23)

A.	Current Ratio for the Loan Parties and Subsidiaries (Section 8.23(a))
	1. Current assets	$
	2. Current liabilities	$
	3. Ratio of Line A1 to Line A2		: 1.0
	4. Line A3 ratio must not be less than		: 1.0
	5. The Borrower is in compliance? (circle yes or no)		yes/no

B.	EBITDA for the Loan Parties and their Subsidiaries (Section 8.23(b)) (i) on or prior to December 31, 2016, for the period from and including January 1, 2016 and ending as of the last day of the applicable fiscal quarter of the Borrower and (ii) from and after January 1, 2017 for the four (4) consecutive fiscal quarters of the Borrower then most recently completed
	1. Net Income for the applicable period	$
	2. Interest Expense for the applicable period	$
	3. Federal, state and local income taxes for the applicable period	$
	4. Depreciation and amortization for the applicable period	$
	5. Extraordinary fees or expenses for the applicable period	$
	6. Sum of Lines B1-B5 (EBITDA)	$

7. Line B6 shall not be less than Minimum EBITDA Covenant Level	$
8. The Borrower is in compliance? (circle yes or no)		yes/no

C.	Tangible Net Worth for the Loan Parties and their Subsidiaries (Section 8.23(c))
	1. Total shareholder’s equity	$
2. Sum of:
(i) intangibles $
	(i) write-up of assets $	$
	3. Line C1 minus Line C2 (Tangible Net Worth)	$
	4. Line C3 ratio must be greater than or equal to Minimum Tangible Net Worth	$
	5. The Borrower is in compliance? (circle yes or no)		yes/no

Exhibit F

Additional Guarantor Supplement

______________, ___

Bank of Montreal (the “Bank”), as lender under the Amended and Restated Credit Agreement dated as of April 29, 2016, among Pioneer Power Solutions, Inc., as Borrower, the Guarantors referred to therein, and the Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein. The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as to the undersigned as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date) and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 10 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Bank, and it shall not be necessary for the Bank or any of its Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours,

[Name of Subsidiary Guarantor]

By
Name
Title

Schedule 6.2

Subsidiaries

Name	Jurisdiction of Organization	Percentage Ownership	Owner

Pioneer Critical Power Inc.	Delaware	100%	Borrower

Jefferson Electric, Inc.	Delaware	100%	Borrower

Nexus Custom Magnetics, LLC	Texas	100%	Jefferson Electric, Inc.

JE Mexican Holdings, Inc.	Delaware	100%	Borrower

Jefferson Electric Mexico Holdings, LLC	Wisconsin	100%	JE Mexican Holdings, Inc.

Nexus Magneticos de Mexico, S. de R.L. de C.V.	Mexico	100%	Nexus Custom Magnetics, LLC—99% Jefferson Electric Mexico Holdings, LLC—1%

Pioneer Electrogroup Canada, Inc.	Quebec	100%	Borrower

Pioneer Custom Electrical Products Corp.	Delaware	100%	Borrower

Titan Energy Systems Inc.	Minnesota	100%	Borrower

Schedule 6.10

Litigation

None.

Schedule 6.19

Collective Bargaining Agreements

1.	Collective Labor Agreement, dated January 28, 2016, by and between Pioneer Transformers Ltd. and United Steelworkers, Local Section 9414.

2.	Collective Bargaining Agreement Nexus Magneticos S. de R.L. de C.V., dated January 1, 2011.

3.	Collective Labor Agreement, dated March 27, 2014, by and between Bemag Transformer Inc. and Syndicat Québécois des Employées et Employés de Service, Section Locale 298 (FTQ).

4.	Agreement, dated May 15, 2014, by and between Pioneer Custom Electrical Products Corp. (formerly PICO Metal Products, Inc.) and Local Union 1710 of the International Brotherhood of Electrical Workers, AFL-CIO.